Exhibit 3.1
ROSS MILLER Secretary of State 204 North Carson Street, Ste. 1 Carson City, Nevada B9701-4299 (775) 684-5708 Website: secretaryofstate.biz
	Filed in the office of	Document Number 20070715408-34

Filing Date and Time 10/19/2007 11:45 AM
Ross Miller
	Secretary of State	Entity Number C12919-1994
Certificate of Amendment (Pursuant to NRS 78.385 and 78.390)	State of Nevada

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.   Name of corporation:

Challenger Powerboats, Inc.

2.   The articles have been amended as follows (provide article numbers, if available):

Article XI:

Every twenty issued and outstanding shares of common stock of the corporation will be combined into and automatically become one outstanding share of the common stock of the corporation and the authorized shares of the corporation shall remain as set forth in these Articles of Incorporation, as amended. No fractional shares shall be issued in connection with the foregoing stock split; all share of common stock so split that are hold by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded up to the nearest whole share.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:  52.3%

4. Effective date of filing (optional):	10/31/07 (must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):	/s/ Laurie Phillips
Laurie Phillips

*If any proposed amendment would alter or chage any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required., of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitation or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM78.386 Amend. 2007 Revised on 01/01/07